Exhibit 99.1

STOCKHOLM, SWEDEN – AUGUST 6, 2015 – Neonode Inc. (NASDAQ: NEON), the optical touch technology company, today reported financial results for the three and six months ended June 30, 2015.

Recent Highlights:

•	Revenues increased 221% compared to Q2 2014
•	Signed development and license agreement for printers with Samsung Electronics
•	Successful Showcase of Neonode’s “Touch-in-Everything” Technology at Computex with launch of latest zForce AIR module that initially will be used in PCs and Printers
•	Continued inroad in the automotive markets with 10 OEM’s and 17 model cars using zForce CORE touch technology for the in-car infotainment system
•	Neonode officially passed all Microsoft Windows 10 tests

“The second quarter of 2015 has been a period of satisfying achievements and milestones throughout the company. We saw significant increases in our revenues as customers increased or initiated product shipments using our touch technology. During the quarter we released new technologies ideally suited for the PC and printer markets and we officially passed all the Microsoft Windows 10 technology certification tests. We believe we are well positioned to take advantage of the many opportunities that are presenting themselves across our three core markets which are Automotive, PC and Printer,” said Neonode CEO Thomas Eriksson.

“Our automotive division saw increased activities in both active customer shipments and future technology road testing. Currently we have 10 OEM customers using our touch technology in infotainment systems in 17 different car models. Of these, three models are in production with the remaining expected to begin production throughout the year. In addition, our zForce DRIVE steering wheel technology achieved important milestones regarding the handover process and control of self-driving cars,” continued Mr. Eriksson.

“During the quarter we signed a license agreement with Samsung for their printer business. We now have agreements with and are working on deploying our technology in printers from 4 of the top 5 global printer companies. Our printer customers collective sell almost 87 million of the estimated 106 million annual global printer sales, according to IDC report. This is a testament to the strength of our technology on all levels including performance, user experience, price, scalability, high production yields and industrial design opportunities,” continued Mr. Eriksson.

“We see a large opportunity for our technology in applications such as notebooks, monitors and all-in-one computing devices where we believe we have a clear technology and cost advantage. Computex represented a milestone in our PC business with the successful launch of our single side sensor module, zForce AIR. The response to the AIR module from the tier one OEMs and ODMs was overwhelmingly positive with a number of customers highlighting programs for immediate integration,” concluded Mr. Eriksson.

Financial Results for the three and six months ended June 30, 2015

Net revenues for the three and six months ended June 30, 2015 were $2.8 million and $5.0 million, respectively, compared to net revenues for the three and six months ended June 30, 2014 of $0.9 million and $1.9 million, respectively. Our net revenues for the three and six months ended June 30, 2015 included $1.5 million and $3.3 million from license fees plus $1.3 million and $1.7 million, respectively, of NRE fees for engineering design services. Our net revenues for the three and six months ended June 30, 2014 included $0.4 million and $1.3 million from license fees plus $0.5 million and $0.6 million, respectively, of NRE fees for engineering design services.

The increase of 221% in net revenues for the three months ended June 30, 2015 as compared to the same period in 2014 is primarily due to an increase in license fees from Amazon (E-Readers), HP (printers), several automotive customers for the in-car infotainment system and NRE revenues from customers within the printer, PC and automotive market. During the quarter ended June 30, 2015, a total of $875,000 of the Autoliv payments was recognized as revenue comprised of $375,000 amortization of the initial payment and $500,000 of the additional $1.5 million.

The license fee revenue distribution per market for the second quarter 2015 for printers is 51%, for automotive is 11% and 38% E-Readers compared to 80% for E-Readers and 20% for printers for the same quarter in 2014.

Gross margin was $2.0 million and $4.0 million for the three and six months ended June 30, 2015, respectively, compared to $0.4 million and $1.3 million for the same periods in 2014, respectively. Our total operating expenses were $3.8 million and $7.8 million for the three and six months ended June 30, 2015, respectively, compared to $4.3 million and $9.1 million for the same periods in 2014, respectively.

We recorded a net loss of $1.8 million and $3.9 million for the three and six months ended June 30, 2015, respectively, compared to a net loss of $3.9 million and $7.9 million, respectively, in the comparable periods in 2014.

Our net cash used by operating activities was $1.2 million and $2.8 million for the three and six months ended June 30, 2015, respectively, compared to $3.4 million and $6.0 million, respectively, for the same periods in 2014.

Cash and accounts receivable totaled $3.8 million at June 30, 2015 compared to $7.2 million at December 31, 2014. Common shares on a fully diluted basis totaled 46.1 million on June 30, 2014.

Conference Call Information

The Company will host a conference call Thursday August 6, 2015 at 10AM Eastern Daylight Time (EDT) featuring remarks by, and Q&A with, Thomas Eriksson, CEO, Lars Lindqvist, CFO and David Brunton, Head of Investor Relations.

The dial-in number for the conference call is toll-free: (877) 539-0733 (U.S. domestic) or +1 (678) 607-2005 (international). To access the call all participants must use the following Conference ID: #81992448. Please make sure to call at least five minutes before the scheduled start time.

To register for the call, and listen online, please click: http://event.on24.com/r.htm?e=1022402&s=1&k=BB3FF1592ACE3DECE2784D7AD8EB9516

For interested individuals unable to join the live event, a digital recording for replay will be available for 30 days after the call's completion – 8/6/2015 (13:00PM EDT) to 9/6/2015 (23:59PM EDT). To access the recording, please use one of these Dial-In Numbers (800) 585-8367 or (404) 537-3406, and the Conference ID #81992448.

About Neonode

Neonode Inc. (NASDAQ:NEON) develops and licenses the next generation of MultiSensing® touch technologies, allowing companies to differentiate themselves by making high performing touch and proximity sensing solutions at a competitive cost. Neonode is at the forefront of providing unparalleled user experiences that offer significant advantages for OEM's. This includes state-of-the-art technology features such as low latency pen or brush sensing with high speed scanning, proximity-, pressure-, and depth sensing capabilities and object-size measuring on any surface.

Neonode’s patented MultiSensing touch technology is developed for a wide range of devices like wearable’s, notebooks, all-in-one computers, monitors, mobile phones, tablets and e-readers, toys and gaming consoles, printers and office equipment and automotive systems. NEONODE, the NEONODE Logo, ZFORCE and MULTISENSING are trademarks of Neonode Inc. registered in the United States and other countries. ZFORCE CORE, ZFORCE PLUS and ZFORCE DRIVE are trademarks of Neonode Inc. All other trademarks are the property of their respective owners. For more information please visit www.neonode.com.

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode’s Annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

Copyright Neonode Inc. 2015. All rights reserved. Neonode is a registered trademark of Neonode Inc.

For more information, please contact:

Investor Relations:

David Brunton

Email: david.brunton@neonode.com

CFO

Lars Lindqvist

E-mail: lars.lindqvist@neonode.com

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NEONODE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June	December
	30, 2015	31, 2014
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash	$3,159	$6,129
Accounts receivable, net	681	1,106
Projects in process	725	200
Prepaid expenses and other current assets	560	513
Total current assets	5,125	7,948

Property and equipment, net	533	654
Total assets	$5,658	$8,602

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$885	$566
Accrued expenses	1,255	935
Deferred revenues	3,016	3,403
Current portion of capital lease obligation	57	61

Total current liabilities	5,213	4,965

Capital lease obligation, net of current portion	315	367
Total liabilities	5,528	5,332

Commitments and contingencies

Stockholders’ equity:
Series B Preferred stock, 54,425 shares authorized with par
value $0.001 per share; 83 shares issued and outstanding
at June 30, 2015 and December 31, 2014. (In the event of
dissolution, each share of Series B Preferred stock has a liquidation preference equal to par value of $0.001 per share over the shares of
common stock)	—	—
Common stock, 70,000,000 shares authorized with par value $0.001 per share;
40,524,984 and 40,455, 352 shares issued and outstanding at June 30,
2015 and December 31, 2014, respectively	40	40
Additional paid-in capital	169,782	169,010
Accumulated other comprehensive income	102	149
Accumulated deficit	(169,794)	(165,929)
Total stockholders' equity	130	3,270
Total liabilities and stockholders’ equity	$5,568	$8,602

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NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Net revenues	$2,776	$865	$5,039	$1,879
Cost of revenues	737	452	1,075	618
Gross margin	2,039	413	3,964	1,261

Operating expenses:
Product research and development	1,629	1,742	3,208	3,526
Sales and marketing	953	756	1,803	1,798
General and administrative	1,182	1,789	2,744	3,818

Total operating expenses	3,764	4,287	7,755	9,142
Operating loss	(1,725)	(3,874)	(3,791)	(7,881)

Other expense
Interest expense	4		8
Other expense, net	28	—	28	—
Total other expense	32	—	36	—

Loss before provision for income taxes	(1,757)	(3,874)	(3,827)	(7,881)

Provision for income taxes	35	—	37	1
Net loss	$(1,792)	$(3,874)	$(3,864)	$(7,882)
Loss per common share:
Basic and diluted loss per share	$(0.04)	$(0.10)	$(0.10)	$(0.20)
Basic and diluted – weighted average number of common shares outstanding	40,499	39,233	40,477	38,587

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NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Net loss	$(1,792)	$(3,874)	$(3,864)	$(7,882)
Other comprehensive income (loss):
Foreign currency translation adjustments	(49)	30	(47)	65
Total comprehensive loss	$(1,841)	$(3,844)	$(3,911)	$(7,817)

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NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended
	June 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(3,864)	$(7,882)
Adjustments to reconcile net loss to net cash
used in operating activities:
Stock-based compensation expense	772	1,415
Loss on disposal of property and equipment	28	—
Depreciation and amortization	93	83
Changes in operating assets and liabilities:
Accounts receivable	424	236
Projects in process	(528)	(44)
Prepaid expenses and other current assets	(70)	(61)
Accounts payable and accrued expenses	711	429
Deferred revenues	(385)	(186)
Net cash used in operating activities	(2,819)	(6,010)

Cash flows from investing activities:
Purchase of property and equipment	(36)	(86)
Net cash used in investing activities	(36)	(86)

Cash flows from financing activities:

Proceeds from sales of common stock, net of offering costs	—	9,254
Proceeds from exercise of stock warrants	—	36
Principal payments on capital lease obligation	(29)	—
Net cash (used in) provided by financing activities	(29)	9,290

Effect of exchange rate changes on cash	(86)	39

Net increase (decrease) in cash	(2,970)	3,233
Cash at beginning of period	6,129	8,815
Cash at end of period	$3,159	$12,048

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$37	$1
Cash paid for interest	$8	$—
Supplemental disclosure on non-cash investing and financing activities
Purchase of equipment with capital lease obligations	$—	$530

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